NEUBERGER BERMAN EQUITY FUNDS

                 NEUBERGER BERMAN INTERNATIONAL LARGE CAP FUND
               NEUBERGER BERMAN LARGE CAP DISCIPLINED GROWTH FUND
                      NEUBERGER BERMAN SELECT EQUITIES FUND
                                605 Third Avenue
                          New York, New York 10158-0180

___________, 2007

Neuberger Berman Management Inc.
605 Third Avenue, 2nd Floor
New York, New York  10158-0180

Dear Ladies and Gentlemen:

     Neuberger Berman International Large Cap Fund, Neuberger Berman Large Cap Disciplined Growth Fund and Neuberger Berman Select Equities Fund (each a "Fund") are series of Neuberger Berman Equity Funds, a Delaware statutory trust ("Trust").

      You hereby agree during the respective period noted on Schedule A ("Limitation Period"), to forgo current payment of fees and/or reimburse annual operating expenses of each Fund's respective Class noted on Schedule A (excluding interest, taxes, brokerage commissions, and extraordinary expenses of each Fund) ("Operating Expenses"), so that the Operating Expenses of each Fund's respective Class are limited to the rate per annum, as noted on Schedule A, of that Class' average daily net assets ("Expense Limitation").

      Each Fund agrees to repay you out of assets attributable to its respective Class noted on Schedule A for any fees forgone by you under the Expense Limitation or any Operating Expenses you reimburse in excess of the Expense Limitation, provided the repayments do not cause that Class' total operating expenses (exclusive of interest, taxes, brokerage commissions and extraordinary expenses) to exceed the respective annual rate of average daily net assets as noted on Schedule A and the repayments are made within three years after the year in which you incurred the expense.

      You understand that you shall look only to the assets attributable to the respective Class of the applicable Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust or class of the applicable Fund, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

      This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this Agreement shall be in writing signed by the parties hereto.

      If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                         Very truly yours,

                         NEUBERGER BERMAN EQUITY FUNDS,
                         on behalf of
                         NEUBERGER BERMAN INTERNATIONAL LARGE CAP FUND NEUBERGER BERMAN LARGE CAP DISCIPLINED GROWTH FUND AND NEUBERGER BERMAN SELECT EQUITIES FUND

                         By:

                         Title:


The foregoing Agreement is hereby accepted as of ___________, 2007

NEUBERGER BERMAN MANAGEMENT INC.

By:

Title:

                                   SCHEDULE A
                                   ----------

FUND                                                   CLASS             LIMITATION PERIOD     EXPENSE LIMITATION
----                                                   -----             -----------------
Neuberger Berman International Large Cap Fund          A                 08/31/2010            1.30%
                                                       C                 08/31/2010            2.00%

Neuberger Berman Large Cap Disciplined Growth Fund     A                 08/31/2010            1.20%
                                                       C                 08/31/2010            1.95%
                                                       Institutional     08/31/2010            0.75%

Neuberger Berman Select Equities Fund                  A                 08/31/2010            1.20%
                                                       C                 08/31/2010            1.95%
                                                       Institutional     08/31/2010            0.75%